Registration No. 333-




                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                  __________________

                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                  __________________

                                      GPU, INC.
                (Exact name of registrant as specified in its charter)

               PENNSYLVANIA   13-5516989
               (State or other jurisdiction of    (I.R.S. Employer
               incorporation or organization)     Identification No.)

                                100 Interpace Parkway
                          Parsippany, New Jersey 07054-1149
                                    (201) 263-6500
            (Address, including zip code, and telephone number, including area code, of principal executive office)

                                     T. G. HOWSON
                             Vice President and Treasurer
                                      GPU, Inc.
                                100 Interpace Parkway
                          Parsippany, New Jersey 07054-1149
                                    (201) 263-6500
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                     Please send copies of all communications to:

          DOUGLAS E. DAVIDSON, ESQ.         STEPHEN K. WAITE, ESQ.
          Berlack, Israels & Liberman LLP   Winthrop, Stimson, Putnam &
          120 West 45th Street               Roberts
          New York, New York 10036-4003     One Battery Park Plaza
          (212) 704-0100                    New York, New York 10004-1490
                                            (212) 858-1000
                                 ____________________

               Approximate  date of  commencement of  proposed sale  to the
          public:    to  be  determined  by  market  conditions  after  the
          effective date of this Registration Statement.
                                 ____________________





               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
          / /

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /


                           CALCULATION OF REGISTRATION FEE


                                          Proposed     Proposed
          Title of Each                   Maximum      Maximum
          Class of       Amount           Offering     Aggregate   Amount Of
          Securities To  To Be            Price Per    Offering
          Registration
          Be Registered  Registered(1)   Unit (1)    Price (1)     Fee

          Common Stock,  7,000,000 shares $32.375    $226,625,000
          $78,146.42  par value $2.50




          (1) Determined on the basis of the reported high and low sales prices on August 15, 1996, in accordance with Rule 457(c) solely for the purpose of calculating the registration fee.

               The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or on such date as the Commission, acting pursuant to said Section 8(a), may determine.





                     SUBJECT TO COMPLETION, DATED AUGUST 20, 1996


          PROSPECTUS

                                   7,000,000 SHARES

                                      GPU, INC.

                                    COMMON STOCK
                             (PAR VALUE $2.50 PER SHARE)

                                 ____________________

               GPU, Inc. (the "Company") may offer, from time to time, up to 7,000,000 shares (the "Additional Common Stock") of its Common Stock, par value $2.50 per share. The Additional Common Stock may be offered in amounts, at prices and on terms to be determined at the time of the offering, which will be set forth in a Prospectus Supplement relating thereto (a "Prospectus Supplement"). The Common Stock of the Company is, and the Additional Common Stock is expected to be upon notice of issuance, listed on the New York Stock Exchange (Symbol: GPU). On August 15, 1996, the last reported sale price of the Company's Common Stock on the New York Stock Exchange was $32-3/8 per share.

               ____________________

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
                 SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                        ANY REPRESENTATION TO THE CONTRARY IS
                                 A CRIMINAL OFFENSE.
                                 ____________________

               The  Additional  Common Stock  may  be  sold to  or  through underwriters, dealers or agents, as designated from time to time, or directly to one or more purchasers. See "Plan of Distribution." The names of any such underwriters, dealers or agents involved in the sale of the Additional Common Stock in respect of which this Prospectus is being delivered, the number of shares of Additional Common Stock to be purchased by or through any such underwriters, dealers or agents and any applicable commissions or discounts, or other terms of the offering, will be set forth in a Prospectus Supplement. The net proceeds to the Company will also be set forth in the Prospectus Supplement.

               The date of this Prospectus is ___________, 1996.





          Information  contained   herein  is  subject  to   completion  or
          amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
          These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.





               IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   _______________

                                AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where the Company's Common Stock is listed. The Commission maintains a Web site (http:\\www.sec.gov) that contains reports and other information filed electronically by the Company with the Commission.

                                   ________________

               NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER MAY NOT LAWFULLY BE MADE.

                                 ____________________


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents heretofore filed by the Company with the Commission pursuant to the 1934 Act are incorporated herein by reference:

               The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

               The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996; and

               The Company's Current Reports on Form 8-K dated April 5, May 8, June 10 and August 2, 1996.






               All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the Additional Common Stock shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                 ____________________


               THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS NOT
          SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: INVESTOR RELATIONS, GPU, INC., 100 INTERPACE PARKWAY, PARSIPPANY, NEW JERSEY 07054-1149,
          (201) 263-6600.


































           CERTAIN CONSOLIDATED FINANCIAL INFORMATION (1)
           (Dollars In Thousands, Except Per Share Data)
                                                         Twelve
                      Years Ended December 31,        Months Ended
                                                          June
                                                        30, 1996
                     1993       1994      1995         (unaudited)


 Income Summary:

   Operating
     Revenues     $3,596,090 $3,649,516  $3,804,656    $3,961,224

 Income Summary:

   Operating
     Revenues     $3,596,090 $3,649,516  $3,804,656    $3,961,224

   Net Income        295,673    163,688     440,135       485,536

   Earnings Per Share   2.65       1.42        3.79          4.12

                                           June 30, 1996
                                            (unaudited)

             December 31, 1995      Actual        As Adjusted(2)
               Amount     %     Amount      %     Amount      %
 Capital
 Structure:
  Long-Term
  Debt
   (includ-
   ing un-
   amortized
   net dis-
   count) (3)  $2,689,144  43.1   $3,123,716   46.6 $3,123,716   45.0
  Preferred
   Stock
   (includ-
   ing
   premium)     242,116     3.9     222,116    3.3     222,116    3.2
  Subsidiary-
   Obligated
   Mandator-
   ily
   Redeemable
   Preferred
   Securities   330,000     5.3     330,000    4.9     330,000    4.8
  Common

   Equity(4)  2,974,634     47.7   3,034,730   45.2   3,269,308  47.0

    Total    $6,235,894    100.0% $6,710,562  100.0% $6,945,140 100.0%
 ____________________

          (1) This information should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

          (2) Reflects the sale of the Additional Common Stock offered hereby and the sale in July 1996 of 2,349 shares of Common Stock pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan.

          (3)  Includes obligations due within one year.

          (4)  The  Company   has  350,000,000  shares   of  Common   Stock
          authorized, of which 120,520,485 shares were outstanding at June 30, 1996.














































                                     THE COMPANY

           The Company, a Pennsylvania corporation, is a holding company registered under the Public Utility Holding Company Act of 1935 (the "1935 Act"). The Company does not operate any utility properties directly, but owns all of the outstanding common stock of three electric utilities serving customers in New Jersey -- Jersey Central Power & Light Company ("JCP&L") -- and
          Pennsylvania -- Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"). The business of these subsidiaries (which are known collectively as "GPU Energy") consists predominantly of the generation, transmission, distribution and sale of electricity. The Company also owns all of the common stock of GPU International, Inc., GPU Power, Inc. and GPU Electric, Inc. (collectively, the "GPU International Group"), which develop, own and operate generation, transmission and distribution facilities in the United States and in foreign countries. GPU Service, Inc., a service company; GPU Nuclear, Inc., which operates and maintains the nuclear units of GPU Energy; and GPU Generation, Inc., which operates and maintains the GPU Energy fossil-fueled and hydroelectric units, are also wholly-owned subsidiaries of the Company. The income of the Company consists almost exclusively of earnings on the common stock of the GPU Energy companies.

           As a registered holding company, the Company is subject to regulation by the Commission under the 1935 Act. Each GPU Energy company's retail rates, conditions of service and issuance of securities, as well as other matters relating to each GPU Energy company, are subject to regulation in the state in which such GPU Energy company operates -- in New Jersey by the New Jersey Board of Public Utilities and in Pennsylvania by the Pennsylvania Public Utility Commission. The Nuclear Regulatory Commission regulates the construction, ownership and operation of nuclear generating stations. The GPU Energy companies are also subject to wholesale and transmission rate and other regulation by the Federal Energy Regulatory Commission under the Federal Power Act. The GPU International Group is generally exempt from most regulation under the 1935 Act and from federal and state rate regulation; certain of its foreign operations are subject to rate and other regulation.

           The electric generating and transmission facilities of GPU Energy are physically interconnected and are operated as a single integrated and coordinated system serving a population of approximately five million in New Jersey and Pennsylvania. For the year 1995, GPU Energy's revenues were about equally divided between Pennsylvania customers and New Jersey customers. During 1995, residential sales accounted for about 42% of operating revenues from customers and 36% of kilowatt-hour (KWH) sales to customers; commercial sales accounted for about 35% of operating revenues from customers and 32% of KWH sales to customers; industrial sales accounted for about 21% of operating revenues from customers and 29% of KWH sales to customers; and sales to rural electric cooperatives, municipalities, street and highway






          lighting, and others accounted for about 2% of operating revenues from customers and 3% of KWH sales to customers. GPU Energy also makes interchange and spot market sales of electricity to other utilities.

           Through June 30, 1996, the Company had invested an aggregate of $209 million in the GPU International Group and had also guaranteed $809 million of its obligations. In May 1996, the Company guaranteed $530 million of GPU International Group obligations in connection with the acquisition of a 50% interest in Midlands Electricity plc ("Midlands"), a regional electric company in England.

           The GPU International Group currently has ownership interests in eleven operating combined-cycle cogeneration plants located in the United States totaling 932 megawatts (MW) of capacity and five operating generating facilities located in Canada and South America totaling 480 MW of capacity. It also has 50% ownership interests in a distribution business in Australia serving more than 230,000 customers in and around Melbourne and in Midlands, which serves approximately 2.2 million customers in England. Midlands also owns interests in 2,033 MW of operating generating facilities substantially all of which are located in England, and has an additional 2,316 MW under construction or in development, both in England and in other countries. The GPU International Group is continuing to pursue investment opportunities and has a number of projects at various stages of development, including a 300 MW gas-fired project in Georgia for which construction financing has been completed, and a 180 MW gas-fired project in Wisconsin.

           The Company's address is 100 Interpace Parkway, Parsippany, New Jersey 07054-1149 and its telephone number is (201) 263-6500.

                      PRICE RANGE OF COMMON STOCK AND DIVIDENDS

           The Common Stock of the Company is listed on the New York Stock Exchange. The following table shows the range of the high and low sales prices of the Common Stock based on New York Stock Exchange Composite Transactions as reported in The Wall Street Journal and the dividends paid for the period indicated.

                                                                 Dividends
          Year                          High         Low         Per Share

          1994 First Quarter            $30 7/8      $27 5/8     $.425
               Second Quarter            31 5/8       26          .45
               Third Quarter             27 1/2       23 3/4      .45
               Fourth Quarter            26 7/8       24          .45

          1995 First Quarter            $30 5/8      $26 1/4     $.47
               Second Quarter            31           28 1/4      .47
               Third Quarter             31 1/4       28 1/8      .47
               Fourth Quarter            34           30 5/8      .47

           1996 First Quarter            $35 1/8      $31 1/8     $.47
                Second Quarter            35 1/4       30 1/8      .485

               On August 15, 1996, the closing price of the Common Stock was $32-3/8 per share.

               Dividend declaration dates are the first Thursdays of April, June, October and December. Dividend payment dates are the last Wednesday of February, May, August and November.


                                   USE OF PROCEEDS

               Net proceeds of the sale of the Additional Common Stock will be used by the Company to repay a portion of the indebtedness incurred by the GPU International Group to acquire its interest in Midlands. Net proceeds may also be used by the Company (a) to make cash capital contributions to its subsidiaries, which in turn will apply such funds (i) to repay outstanding indebtedness,
          (ii) to redeem outstanding senior securities or reacquire such securities in open market transactions, (iii) for construction purposes, (iv) for other corporate purposes or (v) to reimburse their treasuries for funds previously expended therefrom for such purposes, (b) to reimburse the Company's treasury for funds previously expended therefrom for such purposes, (c) to repay outstanding indebtedness of the Company, and (d) for other Company corporate purposes.


                           DESCRIPTION OF THE COMMON STOCK

               The holders of Common Stock, the only class of authorized capital stock of the Company, are entitled to pro rata dividends when and if declared by the Board of Directors. Each share is entitled to cumulative voting at all elections of directors and to one vote for all other purposes and to share pro rata in the Company's net assets in the event of liquidation.

               The outstanding shares of the Company's Common Stock are, and, upon the issuance thereof and payment therefor, the shares of Additional Common Stock so issued will be, fully paid and non-assessable. The outstanding shares of the Company's Common Stock are listed on the New York Stock Exchange, and it is expected that the Additional Common Stock will be listed on the New York Stock Exchange upon notice of issuance.

               The Company has 350,000,000 authorized shares of Common Stock, par value $2.50 per share. At June 30, 1996, 120,520,485 shares were issued and outstanding. Stockholders have no preemptive rights to subscribe for shares of Common Stock.

               The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C., New York, New York.








                                 PLAN OF DISTRIBUTION

               The Company may offer or sell Additional Common Stock to one or more underwriters for public offering and sale by them or directly to one or more of purchasers. In addition, the Company may sell the Additional Common Stock to one or more agents for its or their own accounts or for resale. The Company may sell Additional Common Stock as soon as practicable after effectiveness of the Registration Statement, provided that favorable market conditions exist. Any such underwriter or agent involved in the offer and sale of the Additional Common Stock will be named in an applicable Prospectus Supplement.

               Underwriters may offer and sell the Additional Common Stock at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Additional Common Stock, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions. Underwriters may sell Additional Common Stock in block transactions to certain institutions or to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters. Any agent or agents may sell the Additional Common Stock to one or more investors at varying prices related to prevailing market prices at the time of resale, as determined by such agent or agents.

               Any underwriting compensation paid by the Company to underwriters in connection with the offering of Additional Common Stock, any discounts, concessions or commissions allowed by underwriters to participating dealers, any discounts or commissions allowed or paid to any agents and any other terms of the offering will be set forth in an applicable Prospectus Supplement. Underwriters, agents and dealers participating in the distribution of the Additional Common Stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Additional Common Stock may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters, agents and dealers may be entitled, under agreement with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimbursement by the Company for certain expenses.

               Underwriters, agents and dealers may engage in transactions with, or perform services for, the Company and/or any of its affiliates in the ordinary course of business.


                                       EXPERTS

               The   consolidated   financial   statements  and   financial






          statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 are incorporated herein by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                    LEGAL MATTERS

               Certain legal matters will be passed upon for the Company by
          Berlack, Israels & Liberman LLP, New York, New York and for any underwriters or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York. Berlack, Israels & Liberman LLP and Winthrop, Stimson, Putnam & Roberts may rely on Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania with respect to matters of Pennsylvania law. Members and attorneys of Berlack, Israels & Liberman LLP own an aggregate of 13,247 shares of the Company's Common Stock. In addition, one such member holds 986 such shares as custodian for his children.










































          No dealer, salesperson or any other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offer contained herein, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or by any underwriter or dealer for the Additional Common Stock. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date as of which information is given in this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                                  __________________

                                  TABLE OF CONTENTS


                                                                   Page

               Available Information                                  2
               Incorporation of Certain Documents by Reference        2
               Certain Consolidated Financial Information             4
               The Company                                            6
               Price Range of Common Stock and Dividends              7
               Use of Proceeds                                        8
               Description of the Common Stock                        8
               Plan of Distribution                                   8
               Experts                                                9
               Legal Matters                                         10



























                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

          Item 14.  Other Expenses of Issuance and Distribution.

          Filing fees:
               Securities and Exchange Commission. . . . . .    $80,146.42
          Printing and engraving . . . . . . . . . . . . . .     15,000.00*
          Legal fees:
               Berlack, Israels & Liberman LLP . . . . . . .     65,000.00*
               Ballard Spahr Andrews & Ingersoll . . . . . .      7,500.00*
          Blue Sky fees and expenses . . . . . . . . . . . .      7,500.00*
          Accounting fees:
               Coopers & Lybrand L.L.P . . . . . . . . . . .     15,000.00*
          Miscellaneous. . . . . . . . . . . . . . . . . . .     14,853.58*
               Total . . . . . . . . . . . . . . . . . . . .   $205,000.00*

          _________________
          * Estimated

          Item 15.  Indemnification of Directors and Officers.

               Section 37 of the By-Laws of the Company provides, in part, as follows:

                    "(a) A director shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, on or after January 27, 1987 unless the director has breached or failed to perform the duties of his office under
          Section 1721 of the Business Corporation Law as the same may be amended from time to time, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of this subsection (a) shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to local, state or Federal law.

                    "(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Corporation or otherwise, by reason of the fact that he was a director, officer or employee of the Corporation (and may indemnify any person who was an agent of the Corporation), or a person serving at the request of the Corporation as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by law, including without limitation indemnification against expenses (including attorneys' fees and disbursements), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding unless the act or failure to act giving rise






          to the claim for indemnification is finally determined by a court to have constituted willful misconduct or recklessness.

                    "(c) The Corporation shall pay the expenses (including attorneys' fees and disbursements) actually and reasonably incurred in defending a civil or criminal action, suit or proceeding on behalf of any person entitled to indemnification under subsection (b) in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation, and may pay such expenses in advance on behalf of any agent on receipt of a similar undertaking. The financial ability of such person to make such repayment shall not be a prerequisite to the making of an advance.

                    "(d) For purposes of this Section: (i) the Corporation shall be deemed to have requested an officer, director, employee or agent to serve as fiduciary with respect to an employee benefit plan where the performance by such person of duties to the Corporation also imposes duties on, or otherwise involves services by, such person as a fiduciary with respect to the plan;
          (ii) excise taxes assessed with respect to any transaction with an employee benefit plan shall be deemed `fines'; and (iii) action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

                    "(e) To   further   effect,  satisfy   or   secure  the
          indemnification obligations provided herein or otherwise, the Corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate.

                    "(f) All rights of indemnification under this Section shall be deemed a contract between the Corporation and the person entitled to indemnification under this Section pursuant to which the Corporation and each such person intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not limit, but may expand, any rights or obligations in respect of any proceeding whether commenced prior to or after such change to the extent such proceeding pertains to actions or failures to act occurring prior to such change.

                    "(g) The   indemnification,   as  authorized   by  this
          Section, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses
          may   be  entitled   under  any   statute,  agreement,   vote  of






          shareholders, or disinterested directors or otherwise, both as to action in an official capacity and as to action in any other capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall continue as to a person who has ceased to be an officer, director, employee or agent in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors and administrators of such person."

               Subject to certain exceptions, the directors and officers of the Company are insured under policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them, including claims arising under the Securities Act of 1933, for action taken by them on behalf of the Company. The premiums for such insurance are paid for by the Company.

               Sections 1741-1750 of the Pennsylvania Business Corporation Law of 1988 provides authority for corporations to indemnify under certain circumstances their officers, directors and other agents against expenses and liabilities incurred in connection with proceedings, arising out of such persons' actions taken on behalf of the Company.

               The foregoing rights of indemnification are not exclusive of any other rights to which any director or officer (or his or her legal representatives) may be entitled under any By-Law of the Company heretofore in effect, and apply to any liability of any director or officer (or his or her legal representatives) arising under any of the provisions of the Securities Act of 1933 only to the extent that such rights of indemnification may be determined to be valid by a court of competent jurisdiction.

          Item 16.       Exhibits.

               1 -Form of Underwriting, Purchase or Selling Agency Agreement - To be filed by amendment or as an exhibit to a Form 8-K filed subsequent to the effective date of this Registration Statement.

               3-A -Articles of Incorporation of the Company, as amended - Incorporated by reference to Exhibit 3-A, 1989 Annual Report on Form 10-K, SEC File No. 1-6047.

               3-A(i) -Articles of Amendment to Articles of Incorporation of the Company - Incorporated by reference to Exhibit A-4 to Certificate Pursuant to Rule 24, SEC File No. 70-8569.

               3-A (ii) -Articles of Amendment to Articles of Incorporation of the Company - Incorporated by reference to Exhibit 2, Current Report on Form 8-K, dated August 2, 1996, SEC File No. 1-6407.







               3-B -By-Laws of the Company, as amended. Incorporated by reference to Exhibit 3-A, 1990 Annual Report on Form 10-K, SEC File No. 1-6047.

               4         -Form of Stock Certificate representing Additional
                         Common Stock.

               5-A       -Opinion of Berlack, Israels & Liberman LLP.

               5-B       -Opinion of Ballard Spahr Andrews & Ingersoll.

               23-A -Consent of Berlack, Israels & Liberman LLP - included in its opinion filed as Exhibit 5-A.

               23-B -Consent of Ballard Spahr Andrews & Ingersoll - included in its opinion filed as Exhibit 5-B.

               23-C      -Consent of Coopers & Lybrand L.L.P.

               24        -Power of Attorney - Included in signature page.


          ____________________

               The Exhibits listed above which have heretofore been filed with the Securities and Exchange Commission and which are designated in prior filings as noted above are hereby incorporated by reference and made a part hereof with the same effect as if filed herewith.


          Item 17.  Undertakings.

               The undersigned registrant hereby undertakes:

                    (1)  To  file, during  any  period in  which offers  or
          sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and provided, further that with respect to clause (ii) above, any increase or decrease in volume of securities offered (if the






          total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange
          Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by any such persons in the successful defense of any action, suit or proceeding) is asserted by any such person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.














                             SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey on the 20th day of August 1996.

                               GPU, INC.


                               By: /s/ F. D. Hafer
                                    F.D. Hafer, President


                         POWER OF ATTORNEY

      KNOW ALL BY THESE PRESENTS, that GPU, Inc. and each of its undersigned officers and directors hereby constitutes and appoints each of I. H. Jolles, J. G. Graham and T. G. Howson its/his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for it/him/her and in its/his/her name, place and stead, in any and all capacities, to sign all or any amendments (including post-effective amendments) of and supplements to this registration statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as said Corporation itself and each said officer or director might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.


      Pursuant to the requirements of the  Securities Act of 1933,
 this  registration  statement  has   been  signed  below  by  the
 following persons in the capacities and on the dates indicated.

 Signature                  Title                   Date

 /s/ J. R. Leva             Chairman (Principal     August     20, 1996
  (J.R. Leva)               Executive Officer)
                            and Director

 /s/ F. D. Hafer            President and Director  August     20, 1996
  (F.D. Hafer)

 /s/ J. G. Graham           Senior Vice President   August     20, 1996
  (J.G. Graham)             (Principal Financial
                            Officer)

 /s/ F. A. Donofrio         Vice President and      August     20, 1996
  (F.A. Donofrio)           Comptroller (Principal
                            Accounting Officer)


 /s/ T. H. Black            Director                August     20, 1996
  (T.H. Black)

 /s/ H. F. Henderson, Jr.   Director                August     20, 1996
  (H.F. Henderson, Jr.)

 /s/ J. M. Pietruski        Director                August     20, 1996
  (J.M. Pietruski)

 /s/ C. A. Rein             Director                August     20, 1996
  (C.A. Rein)

 /s/ P. R. Roedel           Director                August     20, 1996
  (P.R. Roedel)

 /s/ C. A. H. Trost         Director                August     20, 1996
  (C.A.H. Trost)

 /s/ P. K. Woolf            Director                August     20, 1996
  (P.K. Woolf)

                                    EXHIBIT INDEX



          Exhibit No.    Description

               1 -Form of Underwriting, Purchase or Selling Agency Distribution Agreement - To be filed by amendment or as an exhibit to a Form 8-K filed subsequent to the effective date of this Registration Statement.

               3-A -Articles of Incorporation of the Company, as amended - Incorporated by reference to Exhibit 3-A, 1989 Annual Report on Form 10-K, SEC File No. 1-6047.

               3-A(i) -Articles of Amendment to Articles of Incorporation of the Company - Incorporated by reference to Exhibit A-4 to Certificate Pursuant to Rule 24, SEC File No. 70-8569.

               3-A (ii) -Articles of Amendment to Articles of Incorporation of the Company - Incorporated by reference to Exhibit 2, Current Report on Form 8-K, dated August 2, 1996, SEC File No. 1-6407.

               3-B -By-Laws of the Company, as amended - Incorporated by reference to Exhibit 3-A, 1990 Annual Report on Form 10-K, SEC File No. 1-6047.

               4         -Form of Stock Certificate representing Additional
                         Common Stock.

               5-A       -Opinion of Berlack, Israels & Liberman LLP.

               5-B       -Opinion of Ballard Spahr Andrews & Ingersoll.

               23-A -Consent of Berlack, Israels & Liberman LLP - included in its opinion filed as Exhibit 5-A.

               23-B -Consent of Ballard Spahr Andrews & Ingersoll - included in its opinion filed as Exhibit 5-B.

               23-C      -Consent of Coopers & Lybrand L.L.P.

               24        -Power of Attorney - Included in signature page.


          ____________________

               The Exhibits listed above which have heretofore been filed with the Securities and Exchange Commission and which are designated in prior filings as noted above are hereby incorporated by reference and made a part hereof with the same effect as if filed herewith.
